FORMULA FOOTWEAR, INC. ANNOUNCES COMPLETION OF ACQUISITION OF
                        VSUS TECHNOLOGIES INCORPORATED

Salt Lake City, Utah   March 2, 2004   Formula Footwear, Inc. ("Formula" or
the "Company") (OTCBB: FFWR) announced the completion of its planned acquisition of VSUS Technologies Incorporated ("VSUS"). In connection with the acquisition, Formula Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company, merged with and into VSUS with VSUS being the surviving corporation. As consideration therefore, Formula issued 11,836,012 shares of its common stock to the shareholders of VSUS for all of the outstanding securities of VSUS. Outstanding options of VSUS were also exchanged for like options of Formula.

In addition, Amiram Ofir, Matis Cohen and Omri Mann, directors and executive officers of VSUS prior to the completion of the acquisition, were designated as directors and executive officers of Formula upon closing.

VSUS is a developer of encrypted communication systems which ensure that private communications across the Internet remain securely protected from unauthorized access. Founded in 2000, VSUS has created Vconnect, a secure, comprehensive, feature rich communication system that provides a wide range of applications including end-to-end email, instant messaging, collaborative document development, statement/invoice delivery, data distribution, data storage and electronic publishing. Uniquely, each application is individually and robustly secured by state-of-the-art encryption ensuring the highest level protection and privacy to users. The full range of the Vconnect system has been embodied into the publicly accessible website, Safe-mail, which brings businesses and their customers together into one secure environment.

Website:  http://www.safe-mail.net

This Press Release does not constitute an offer of any securities for sale.

***
This Press Release may contain forward-looking statements, including the Company's beliefs about its business prospects and operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company's plan of operation, changes in the Company's anticipated earnings, continuation of current contracts and other applicable regulations.

Contact: Ian Buller
Telephone: +44 (0)1342 301411
Fax: +44 (0)1342 301406
Email: ian@safe-mail.net